Exhibit 10.2

MANAGEMENT CONSULTING AGREEMENT

          This Agreement is made as of [December] ___, 2009 among ‘mktg, inc.’, a Delaware corporation (the “Company”) and UNION CAPITAL CORPORATION, a Nevada corporation (“UCC”). Certain capitalized terms used herein are defined in Section 6.

          The Company availed itself of the management, advisory and corporate structuring expertise of UCC in connection with the Securities Purchase Agreement, dated as of November 25, 2009, among the Company and the Buyers set forth therein (the “Purchase Agreement”), pursuant to which UCC-mktg Investment, LLC (“UCC Investment”), and the other Buyers purchased the Company’s Series D convertible participating preferred stock, par value $0.001 per share (“Series D Stock”), warrants to purchase common stock, par value $0.001 per share (“Common Stock”) and senior secured notes from the Company. The Company desires to continue to avail itself of the management, advisory and corporate structuring expertise of UCC, and UCC is willing to make such services, advice and expertise available to the Companies on the terms and conditions herein set forth.

          NOW, THEREFORE, in consideration of the obligations and covenants contained herein, the parties hereto agree as follows:

          Section 1.          Engagement of UCC. The Company hereby engages UCC, and UCC hereby accepts such engagement, upon the terms and conditions set forth in this Agreement.

          Section 2.          Term. UCC agrees to provide the services described hereunder for the period commencing on the date hereof and ending on the earlier of (a) the date on which both (i) the Required Holders (as defined in the Certificate of Designations of the Series D Stock as then in effect (“Certificate of Designations”)) no longer have the right to nominate any directors to the Company’s Board of Directors and (ii) UCC Investment and its Affiliates, collectively, no longer beneficially own at least twenty (20) percent of the Common Stock purchased by it at the Closing (as defined in the Purchase Agreement) (assuming conversion of the Series D Stock purchased by UCC Investment and exercise of the Warrant issued to UCC Investment) and (b) ten (10) years from the date hereof (the “Term”).

          Section 3.          Management Consulting Services.

                     (a)          During the Term, UCC shall advise the Company concerning any proposed senior management matters related to the Company’s business, administration and policies, as the Company shall specifically and reasonably request by written notice to UCC, which notice will specify the services requested by the Company and shall include all background material necessary for UCC to provide such services. Such consulting services shall, in UCC’s reasonable discretion, be rendered by UCC in person, by telephone or other suitable communication. UCC shall be free of control by the Company over the manner and time of rendering its services hereunder, and the Company shall have no right to dictate or direct the details of the services rendered hereunder. UCC shall (i) use its reasonable efforts to deal effectively with all subjects submitted to it hereunder and (ii) endeavor to further, by performance of its services hereunder, the policies and objectives of the Company.

                    (b)           UCC shall perform all such services as contemplated hereunder as an independent contractor to the Company. UCC is not an employee, agent or other representative of the Company and has no authority to act for or to bind the Company without the Company’s prior written consent.

                    (c)           This Agreement shall in no way prohibit or limit UCC or any of its Affiliates from engaging in any other activities (including activities which might be in competition with the Company).

          Section 4.          Fees.

                    (a)           In consideration for the management consulting services provided by UCC from and after the date of this Agreement, and for the continuing engagement of UCC as a management consultant as provided herein, the Company shall pay to UCC an aggregate annual management fee (the “Management Fee”) initially equal to $125,000 per year payable quarterly in advance beginning on [December], ___ 2009 (and pro-rated for the third quarter of 2009 based on the number of days during which this Agreement is in effect), and on the first day of each quarter thereafter during the Term.

                    (b)          Upon the date on which both (i) the Required Holders (as defined in the Certificate of Designations) no longer have the right to nominate two directors to the Company’s Board of Directors and (ii) UCC Investment and its Affiliates, collectively, no longer beneficially own at least forty (40) percent of the Common Stock purchased by it at the Closing (assuming conversion of all the Series D Stock purchased by UCC Investment and exercise of the Warrant issued to UCC Investment), the Management Fee shall then be equal to $60,250 per year payable quarterly in advance.

                    (c)          If the Company fails to pay the Management Fee in a timely manner, the unpaid balance shall accrue interest at the rate of sixteen (16%) percent per annum until such unpaid balance is paid in full. The Management Fee shall be payable regardless of whether UCC has performed any services for the Company during the month to which such Management Fee relates and UCC shall not be under any obligation to return such Management Fee.

                    (d)          The Company shall also reimburse UCC for all reasonable expenses incurred by UCC in the course of performing its duties under this Agreement.

                    (e)          As consideration for the services provided by UCC heretofore in connection with the Purchase Agreement, and as an additional inducement for UCC to enter into this Agreement, the Company shall pay to UCC a closing fee of $325,000 (the “Closing Fee”). The Closing Fee shall be deemed earned upon Closing and shall be payable as follows: $162,500 shall be payable at Closing (as defined in the Purchase Agreement) and the remainder shall be payable in six equal monthly installments beginning on [January ___, 2010].

                    (f)          Upon the Closing, the Company shall reimburse UCC for all out-of-pocket expenses incurred by or on behalf of UCC in connection with the Purchase Agreement and all related matters (not to exceed, in respect of such expenses up to and including the Closing, $250,000).

                    (g)          This Agreement shall not limit any amounts payable by the Company to UCC or its Affiliates for services requested that are beyond the scope of this Agreement and any such potential fees shall be distinct from the Management Fee and shall not reduce the amount of the Management Fee.

          Section 5.         Indemnity.

                    (a)          Except as prohibited by law or as set forth below, the Company shall indemnify and hold harmless UCC and its shareholders, Affiliates, directors, officers, employees, representatives and agents (each being an “Indemnified Party”) on demand from and against any and all losses, claims, damages and liabilities, joint or several, costs or expenses (including attorney’s fees and expenses, whether arising in disputes between the parties or with third parties) to which such Indemnified Party may become subject under any applicable federal or state law or as a result of any claim made by any third party or otherwise, relating to, arising out of or in any way connected with the services contemplated by or performed in connection with this Agreement (each, a “Loss”, and, collectively, the “Losses”). Notwithstanding the foregoing, the obligation to indemnify an Indemnified Party hereunder shall not apply in respect of any portion of an indemnified amount owing such Indemnified Party to the extent that a court of competent jurisdiction shall have determined by judgment, no longer subject to appeal, that such indemnified amount resulted primarily resulted from such Indemnified Party’s willful misconduct or gross negligence.

                    (b)          The Company will reimburse any Indemnified Party for all Losses as they are incurred including Losses which are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom (regardless of whether or not such Indemnified Party has been formally named a party to such claim, action or proceeding).

                    (c)          Without the prior written consent of UCC, which consent shall not be unreasonably withheld, neither the Company nor any Subsidiary shall enter into any settlement of a lawsuit, claim or other proceeding relating to or arising out of the services contemplated by or performed in connection with this Agreement, unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties.

                    (d)          If this Section 5 or any portion thereof shall be invalidated on any grounds by any court of competent jurisdiction, the Company shall nevertheless indemnify any person entitled to indemnification hereunder as to any Losses, paid or incurred by such person in connection with any actual, pending or threatened claim or action to the fullest extent permitted by any applicable portion of this Section 5 that shall not have been invalidated and/or to the fullest extent permitted by applicable law.

                    (e)          In addition to the rights provided in Section 5(a) through Section 5(d) above, the Company hereby designates each Indemnified Party as a person entitled to the rights of indemnification and contribution set forth in Article VII of the Bylaws of the Company.

                    (f)          The Company, on the one hand, and UCC, on the other hand, agree that if any indemnification or reimbursement sought pursuant to this Section 5 is judicially determined to be unavailable, then the Company, on the one hand, and the Indemnified Party, on the other hand, shall contribute to such Losses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Indemnified Party on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and the Indemnified Party on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Indemnified Party pursuant to this paragraph exceed the amount of the fees actually received by any Indemnified Party hereunder.

                    (g)          The Company agrees (on behalf of itself and its Affiliates) (i) that no Indemnified Party shall have any liability to any Company or its Affiliates for Indemnified Liabilities except to the extent that a court of competent jurisdiction shall have determined by final judgment, no longer subject to appeal, that the Indemnified Liabilities resulting primarily resulted from such Indemnified Party’s willful misconduct or gross negligence, (ii) that the Company will not make under any circumstances, and the Company will cause its respective Affiliates not to make under any circumstances, any claim against any Indemnified Party for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to, the transactions contemplated by the relationship established by this Agreement, or any act, omission or event occurring in connection therewith, and (iii) to waive, release and agree not to sue upon, and the Company agrees to cause its respective Affiliates not to sue upon, any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in any such party’s favor.

                    (h)          Notwithstanding anything to the contrary contained herein or in the certificate of incorporation or bylaws of the Company, the Company acknowledges and agrees that although under certain circumstances certain Indemnified Parties may be entitled to indemnification and expense advancement and/or reimbursement from UCC, UCC Investment, or their respective Affiliates (collectively, “UCC Related Parties”) in connection with claims made against any such Indemnified Party, the obligations of the Company hereunder, under any director’s indemnification agreement and/or under the certificate of incorporation or bylaws of the Company with respect to any claim by an Indemnified Party are primary to any obligations of any UCC Related Party with respect thereto and the Indemnified Party will not be obligated to seek indemnification from or expense advancement or reimbursement by any UCC Related Party with respect to any claim. In addition: (i) the Company, on behalf of itself and any insurers providing liability insurance, hereby waives any rights of contribution or subrogation or any other right from or against each and every UCC Related Party and every insurer providing liability insurance to the UCC Related Parties and/or any Indemnified Party with respect to any claim and (ii) the Company acknowledges and agrees that if any UCC Related Party provides indemnification, expense advancement, expense reimbursement or otherwise to an Indemnified Party with respect to any liabilities, including Losses, such UCC Related Party(ies) shall be subrogated to the extent of such payment to all rights of recovery of such Indemnified Party under this Agreement or the certificate of incorporation or bylaws of the Company. Each of the Indemnified Parties and UCC Related Parties is an intended third party beneficiary of this Section 5(h) and the Company agrees to take such further action as may be requested by any Indemnified Party or UCC Related Party to effectuate the contractual arrangement between the Company and the Indemnified Party and UCC Related Parties as set forth herein.

          Section 6.          Certain Defined Terms.

          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such person. For the purpose of the above definition, the term “control” (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), and used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, for all purposes hereunder, UCC Investment and UCC are deemed to be Affiliates.

          “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          Section 7.         Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by first class mail (postage prepaid), telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

if to UCC:

Union Capital Corporation
445 Park Avenue
14th Floor
New York, NY 10022
Attention:	Gregory J. Garville
Telephone:	212-832-1141
Telecopy:	212-832-0554

with a copy to:

Finn Dixon & Herling LLP
177 Broad Street
Stamford, Connecticut 06901
Attention:	Charles J. Downey III, Esq.
Telephone:	(203) 325-5000
Telecopy:	(203) 325-5001

if to the Company:

75 Ninth Avenue
New York, NY 10011
Attention:	President
Telephone:	212-366-3400
Telecopy:	212-660-3863

          or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been duly given and received (i) when delivered, if personally delivered, sent by telecopier or sent by overnight courier and (ii) on the fifth business day following the date posted, if sent by mail.

          Section 8.          Entire Agreement. This Agreement contains the complete and exclusive expression of the agreement between the Company and UCC with respect to the subject matter hereof and supersedes all prior agreements or understandings among Company and UCC with respect hereto.

          Section 9.          Assignment. This Agreement shall not be assigned by any party without the consent of the other party; provided that UCC shall have the right to assign its rights and obligations under this Agreement to an Affiliate of UCC at any time.

          Section 10.        Benefits of Agreement. The terms and provisions of this Agreement shall be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          Section 11.        Amendments and Waivers. The terms and provisions of this Agreement shall not be modified, altered or otherwise amended, except pursuant to a writing signed by the parties. Any waiver by a party of a breach of any provision of this Agreement by another party shall be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

          Section 12.       Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          Section 13.       Jurisdiction and Venue.

                    (a)          The Company and UCC hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and UCC hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company and UCC agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                    (b)          The Company and UCC irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any New York State or federal court. The Company and UCC irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (c)          The Company and UCC further agree that the mailing by certified or registered mail, return receipt requested to both (i) the other parties and (ii) counsel for the other parties (or such substitute counsel as such party may have given written notice of prior to the date of such mailing), of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

          Section 14.      Section Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

          Section 15.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*     *     *     *     *

[UCC MANAGEMENT CONSULTING AGREEMENT]

          IN WITNESS WHEREOF, the parties have caused this Management Consulting Agreement to be duly executed as of the date first above written.

‘mktg, inc.’
a Delaware corporation

By:

Name:
Title:

UNION CAPITAL CORPORATION,
a Nevada corporation

By:

Name:
Title: